Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS STRONG FOURTH QUARTER OPERATING PERFORMANCE

REPORTED DILUTED EPS $0.93; ADJUSTED DILUTED EPS $1.27

EXPECT FURTHER PERFORMANCE IMPROVEMENT THROUGH 2023

FOURTH QUARTER HIGHLIGHTS:

●	Reported sales $3.7 billion, +9% versus last year. Acquisition adjusted fixed currency sales +12%, led by double-digit growth in the Industrial, Institutional & Specialty and Other segment, and improved growth in the Healthcare & Life Sciences segment.
●	Reported operating income +3%. Adjusted fixed currency operating income growth accelerated to +14%.
●	Reported diluted EPS $0.93. As expected, adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.27, -1%. Currency translation had a $0.10 per share unfavorable impact on EPS.
●	Fourth quarter cash flow from operating activities +$859 million, resulting in 97% free cash flow conversion for the full-year 2022.
●	Announced an expansion of Ecolab’s previously disclosed $80 million Europe cost savings program focused on Institutional and Healthcare in other regions, resulting in a $175 million combined cost savings program.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2022	2021	Change	2022	2021	Change
Net sales	$3,671.2	$3,364.6	9%	$3,671.2	$3,352.6	10%
Operating income	399.2	387.7	3%	502.4	475.1	6%
Net income attributable to Ecolab	264.4	301.0	(12)%	363.6	369.3	(2)%

Diluted earnings per share attributable to Ecolab	$0.93	$1.04	(11)%	$1.27	$1.28	(1)%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2022	2021	Change	2022	2021	Change
Net sales	$3,836.2	$3,326.0	15%	$3,836.2	$3,314.0	16%
Operating income	430.7	378.9	14%	533.9	466.3	14%

ST. PAUL, Minn., February 14, 2023

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “We delivered the fourth quarter with strong operating performance in line with our expectations, finishing 2022 with good momentum as fixed currency adjusted operating income growth accelerated to 14%. Our sales growth remained strong with double-digit pricing that continued to exceed substantial delivered product cost inflation. As anticipated, volumes were impacted by softening demand, particularly in Europe, though volumes outside of Europe remained stable versus last year. I am proud of our team’s execution in the fourth quarter and throughout 2022 to navigate the challenging global environment, maintaining double-digit fixed currency sales growth by delivering for our customers.

“We enter 2023 from a position of strength and expect our performance to improve over the course of the year. This is despite a challenging macro environment characterized by high delivered product costs and easing demand, as well as unfavorable impacts from higher interest expense and currency translation. Our focus is on driving strong sales growth and capturing the significant operating margin expansion opportunity we see ahead of us as we leverage our leading customer value proposition and expanded cost savings program.

“With additional pricing actions, easing inflationary pressures, new business wins, new innovation, and further productivity benefits, we anticipate double-digit growth in adjusted operating income in 2023. This strong performance is expected to more than overcome the challenging environment to deliver quarterly adjusted earnings per share growth that accelerates towards our low double-digit historical performance.”

Fourth Quarter 2022 Consolidated Results

Ecolab’s fourth quarter reported sales increased 9%, fixed currency sales increased 15%, and acquisition adjusted fixed currency sales increased 12% when compared to the prior year.

Fourth quarter 2022 reported operating income increased 3% and includes the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Adjusted fixed currency operating income increased 14%. Acquisition adjusted fixed currency operating income increased 10%, as accelerating pricing overcame substantially higher delivered product costs, investments in the business, and unfavorable mix.

Reported other expense increased $15 million in the fourth quarter of 2022, driven by a $26 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense increased 56% reflecting debt issued to fund the Purolite acquisition and the impact from higher average interest rates on floating rate debt.

The reported income tax rate for the fourth quarter of 2022 was 16.2% compared with the reported rate of 12.6% in the fourth quarter of 2021. Excluding special gains and charges, discrete tax items and the 2021 impact of the Purolite transaction, the adjusted tax rate for the fourth quarter of 2022 was 18.2% compared with the adjusted tax rate of 17.3% in the fourth quarter of 2021. The higher adjusted tax rate in the fourth quarter of 2022 reflected the timing of tax planning benefits in the prior year.

Reported net income decreased 12% versus the prior year. Excluding the impact of special gains and charges, discrete tax items and the 2021 impact of the Purolite transaction, adjusted net income decreased 2% versus the prior year.

Reported diluted earnings per share decreased 11% versus the prior year. Adjusted diluted earnings per share decreased 1% when compared against the fourth quarter of 2021. Currency translation had a $0.10 unfavorable impact on fourth quarter 2022 earnings per share.

Ecolab repurchased approximately 0.5 million shares of its common stock during the fourth quarter of 2022 to complete the previously announced $500 million share repurchase program.

Fourth Quarter 2022 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,866.2	$1,634.6	14%	14%
Operating income	283.8	266.0	7%	7%
Operating income margin	15.2%	16.3%
Acq. adj. operating income margin	15.2%	16.3%

Public currency
Sales	$1,779.8	$1,659.2	7%
Operating income	267.6	272.1	(2)%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 14%. Growth was led by double-digit gains in Food & Beverage, Water and Paper. Acquisition adjusted fixed currency operating income increased 7% as accelerating pricing overcame significantly higher delivered product costs, investments in the business, and unfavorable mix.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,156.6	$1,044.1	11%	11%
Operating income	172.0	155.2	11%	11%
Operating income margin	14.9%	14.9%
Acq. adj. operating income margin	14.9%	14.9%

Public currency
Sales	$1,124.6	$1,051.9	7%
Operating income	165.5	157.0	5%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales increased 11%. Continued double-digit growth in the Institutional division reflected strong pricing and new business wins. Specialty sales showed strong growth, driven by robust quickservice sales growth and modest gains in food retail.

Acquisition adjusted fixed currency operating income increased 11% as accelerating pricing overcame higher delivered product costs and investments in the business.

Global Healthcare & Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$431.1	$296.8	45%	7%
Operating income	67.7	28.4	138%	(18)%
Operating income margin	15.7%	9.6%
Acq. adj. operating income margin	8.7%	11.3%

Public currency
Sales	$400.2	$300.2	33%
Operating income	61.0	29.0	110%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales increased 7% driven by double-digit growth in Life Sciences and improved Healthcare sales growth. As expected, Purolite delivered very strong performance, benefiting from its recent capacity additions. Acquisition adjusted fixed currency operating income decreased 18%, as accelerating pricing was more than offset by higher delivered product costs, unfavorable Healthcare volumes and mix, and targeted investments in the business.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$354.6	$315.8	12%	12%
Operating income	59.2	43.1	37%	37%
Operating income margin	16.7%	13.6%
Acq. adj. operating income margin	16.7%	13.6%

Public currency
Sales	$339.2	$318.2	7%
Operating income	56.0	43.5	29%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 12%, reflecting double-digit growth across all divisions. Acquisition adjusted fixed currency operating income increased 37% as accelerating pricing overcame higher delivered product costs and investments in the business.

Corporate

(unaudited)	Fourth Quarter Ended December 31
(millions)	2022	2021

Public currency
Sales	$27.4	$35.1

Corporate operating expense
Nalco and Purolite amortization	47.7	30.3
Special (gains) and charges	103.2	83.6
Total Corporate operating expense	$150.9	$113.9

Fourth quarter of 2022 corporate segment includes:

●	sales of $27 million to ChampionX under the Master Cross Supply and Product Transfer agreements Ecolab entered into as part of the ChampionX separation
●	amortization expense of $29 million related to the Nalco merger intangible assets and $19 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $103 million, primarily related to restructuring costs

Special gains and charges for the fourth quarter of 2021 were a net charge of $84 million and primarily reflected COVID-related charges and Purolite acquisition costs.

Expanded cost savings program

Ecolab has expanded its previously announced $80 million Europe cost savings program to also focus on improving the performance of Institutional and Healthcare in other regions, resulting in an estimated $175 million of total annualized pre-tax savings ($135 million after-tax). The expanded program is designed to optimize the cost structure of the Company’s Institutional and Healthcare businesses, repositioning Institutional for the new environment and returning Healthcare to profitable growth, as we continue to invest in other growth businesses. The savings are expected to be realized by the end of 2024.

In connection with the expanded program, Ecolab now expects to incur pre-tax charges of $195 million ($150 million after tax). The program charges are expected to be primarily cash expenditures related to severance and asset disposals, with additional savings expected from not filing open positions.

Business Outlook

2023

Ecolab expects to deliver performance that improves throughout 2023 despite a challenging macro environment characterized by high delivered product costs and easing demand. In addition, higher interest expense and currency translation are estimated to have a combined $0.30 per share unfavorable impact in 2023, or a 7% headwind to year-over-year earnings growth.

The Company expects double-digit growth in adjusted operating income, driven by continued robust sales growth, easing delivered product cost inflation, and improved productivity. This strong performance is expected to more than overcome the challenging environment to deliver quarterly adjusted earnings per share growth that accelerates towards our low double-digit historical performance.

2023 – First Quarter

Ecolab expects first quarter 2023 adjusted diluted earnings per share in the $0.82 to $0.90 range, compared with adjusted diluted earnings per share of $0.82 a year ago. This forecast includes an estimated unfavorable $0.13 per share impact from higher interest expense and currency translation, or a 15% headwind to year-over-year earnings growth.

The Company currently expects quantifiable special charges in the first quarter of 2023 to be approximately $0.15 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $14 billion, employs more than 47,000 associates and operates in more than 170 countries around the world.

The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding global economic conditions, delivered product costs, demand, inflation, currency translation, our financial and business performance and prospects, including sales, earnings, pricing, margins, interest and pension expense, new business, productivity, and expectations concerning timing, amount and type of restructuring costs and savings from restructuring activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the

Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability, the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics; information technology infrastructure failures or breaches in data security; the effects and duration of the COVID-19 pandemic or other public health outbreaks, epidemics or pandemics; our ability to acquire complementary businesses and to effectively integrate such businesses, including Purolite; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•adjusted net sales

•fixed currency sales

•adjusted fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

●adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

●adjusted other (income) expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

●free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measure for net sales excludes 2021 Purolite sales. Our non-

GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges and (with the exception of other (income) expense) the 2021 impact of the Purolite transaction, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2022. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of our acquired businesses from the first twelve months post acquisition and exclude the results of divested businesses from the twelve months prior to divestiture. Further, we have excluded the results of our Purolite business for all of 2022 to remain comparable to 2021 when Purolite’s results were excluded from our adjusted results. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2022	2021	Change	2022	2021	Change

Product and equipment sales	$2,972.3	$2,691.7		$11,446.2	$10,153.3
Service and lease sales	698.9	672.9		2,741.6	2,579.8
Net sales	3,671.2	3,364.6	9%	14,187.8	12,733.1	11%
Product and equipment cost of sales	1,841.1	1,648.0		7,212.8	6,100.9
Service and lease cost of sales	413.8	395.1		1,618.2	1,514.9
Cost of sales (1)	2,254.9	2,043.1	10%	8,831.0	7,615.8	16%
Selling, general and administrative expenses	922.1	867.9	6%	3,653.8	3,416.1	7%
Special (gains) and charges (1)	95.0	65.9		140.5	102.6
Operating income	399.2	387.7	3%	1,562.5	1,598.6	(2)%
Other (income) expense (1)	8.1	(6.4)	(227)%	(24.5)	(33.9)	(28)%
Interest expense, net (1)	69.5	44.6	56%	243.6	218.3	12%
Income before income taxes	321.6	349.5	(8)%	1,343.4	1,414.2	(5)%
Provision for income taxes	52.1	44.2	18%	234.5	270.2	(13)%
Net income including noncontrolling interest	269.5	305.3	(12)%	1,108.9	1,144.0	(3)%
Net income attributable to noncontrolling interest	5.1	4.3		17.2	14.1
Net income attributable to Ecolab	$264.4	$301.0	(12)%	$1,091.7	$1,129.9	(3)%

Earnings attributable to Ecolab per common share
Basic	$0.93	$1.05	(11)%	$3.83	$3.95	(3)%
Diluted	$0.93	$1.04	(11)%	$3.81	$3.91	(3)%

Weighted-average common shares outstanding
Basic	284.6	286.7	(1)%	285.2	286.3	0%
Diluted	285.8	289.5	(1)%	286.6	289.1	(1)%

(1) Cost of sales, Special (gains) and charges, Other (income) expense and Interest expense, net in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2022	2021		2022	2021

Cost of sales
Restructuring activities	$15.9	$0.6		$21.4	$24.7
Acquisition and integration activities	(7.7)	4.2		25.0	4.2
COVID-19 activities, net	-	12.9		16.3	64.7
Russia/Ukraine activities	-	-		7.2	-
Other	-	-		-	0.3
Subtotal (a)	8.2	17.7		69.9	93.9

Special (gains) and charges
Restructuring activities	85.0	5.4		85.8	11.9
Acquisition and integration activities	(0.5)	26.6		14.5	29.9
COVID-19 activities, net	3.1	26.2		10.2	42.4
Russia/Ukraine activities	-	-		5.9	-
Other	7.4	7.7		24.1	18.4
Subtotal	95.0	65.9		140.5	102.6

Interest expense, net	-	0.8		-	33.1

Other (income) expense
Pension Settlements/Curtailments	25.8	10.6		50.6	37.2

Total special (gains) and charges	$129.0	$95.0		$261.0	$266.8

(a) Special charges of $6.2 million and $17.6 million in the fourth quarter of 2022 and 2021 respectively, and $65.0 million and $91.9 million for the twelve months ended December 31, 2022 and 2021, respectively, were recorded in product and equipment cost of sales. Special charges of $2.0 million and $0.1 million in the fourth quarter of 2022 and 2021, respectively, and $4.9 million and $2.0 million for the twelve months ended December 31, 2022 and 2021 respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2022	2021	Change	2022	2021	Change
Net Sales
Global Industrial	$1,866.2	$1,634.6	14%	$1,779.8	$1,659.2	7%
Global Institutional & Specialty	1,156.6	1,044.1	11%	1,124.6	1,051.9	7%
Global Healthcare & Life Sciences	431.1	296.8	45%	400.2	300.2	33%
Other	354.6	315.8	12%	339.2	318.2	7%
Corporate	27.7	34.7	(20)%	27.4	35.1	(22)%
Subtotal at fixed currency rates	3,836.2	3,326.0	15%	3,671.2	3,364.6	9%
Currency impact	(165.0)	38.6	*	-	-	*
Consolidated reported GAAP net sales	$3,671.2	$3,364.6	9%	$3,671.2	$3,364.6	9%

Operating Income (loss)
Global Industrial	$283.8	$266.0	7%	$267.6	$272.1	(2)%
Global Institutional & Specialty	172.0	155.2	11%	165.5	157.0	5%
Global Healthcare & Life Sciences	67.7	28.4	138%	61.0	29.0	110%
Other	59.2	43.1	37%	56.0	43.5	29%
Corporate	(152.0)	(113.8)	*	(150.9)	(113.9)	*
Subtotal at fixed currency rates	430.7	378.9	14%	399.2	387.7	3%
Currency impact	(31.5)	8.8	*	-	-	*
Consolidated reported GAAP operating income	$399.2	$387.7	3%	$399.2	$387.7	3%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2022	2021	Change	2022	2021	Change
Net Sales
Global Industrial	$6,944.0	$6,086.8	14%	$6,805.0	$6,237.8	9%
Global Institutional & Specialty	4,480.0	3,908.8	15%	4,421.9	3,955.9	12%
Global Healthcare & Life Sciences	1,570.0	1,149.6	37%	1,510.5	1,181.6	28%
Other	1,355.0	1,201.0	13%	1,326.6	1,218.6	9%
Corporate	124.1	137.4	(10)%	123.8	139.2	(11)%
Subtotal at fixed currency rates	14,473.1	12,483.6	16%	14,187.8	12,733.1	11%
Currency impact	(285.3)	249.5	*	-	-	*
Consolidated reported GAAP net sales	$14,187.8	$12,733.1	11%	$14,187.8	$12,733.1	11%

Operating Income
Global Industrial	$977.0	$985.7	(1)%	$951.8	$1,020.3	(7)%
Global Institutional & Specialty	634.5	545.7	16%	624.0	550.9	13%
Global Healthcare & Life Sciences	205.0	152.3	35%	193.4	158.4	22%
Other	212.8	184.0	16%	208.1	186.8	11%
Corporate	(416.7)	(316.6)	*	(414.8)	(317.8)	*
Subtotal at fixed currency rates	1,612.6	1,551.1	4%	1,562.5	1,598.6	(2)%
Currency impact	(50.1)	47.5	*	-	-	*
Consolidated reported GAAP operating income	$1,562.5	$1,598.6	(2)%	$1,562.5	$1,598.6	(2)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31	December 31
(millions)	2022	2021
Assets
Current assets
Cash and cash equivalents	$598.6	$359.9
Accounts receivable, net	2,698.1	2,478.4
Inventories	1,792.8	1,491.8
Other current assets	404.7	357.0
Total current assets	5,494.2	4,687.1

Property, plant and equipment, net	3,293.4	3,288.5
Goodwill	8,012.7	8,063.9
Other intangible assets, net	3,680.7	4,224.1
Operating lease assets	448.2	396.8
Other assets	535.1	546.0
Total assets	$21,464.3	$21,206.4

Liabilities and Equity
Current liabilities
Short-term debt	$505.1	$411.0
Accounts payable	1,728.2	1,384.2
Compensation and benefits	493.6	509.5
Income taxes	197.6	104.3
Other current liabilities	1,285.9	1,144.2
Total current liabilities	4,210.4	3,553.2

Long-term debt	8,075.3	8,347.2
Postretirement health care and pension benefits	670.3	894.2
Deferred income taxes	505.6	622.0
Operating lease liabilities	337.8	282.6
Other liabilities	406.3	254.1
Total liabilities	14,205.7	13,953.3

Equity
Common stock	364.7	364.1
Additional paid-in capital	6,580.2	6,464.6
Retained earnings	9,318.8	8,814.5
Accumulated other comprehensive loss	(1,726.6)	(1,634.8)
Treasury stock	(7,301.0)	(6,784.2)
Total Ecolab shareholders’ equity	7,236.1	7,224.2
Noncontrolling interest	22.5	28.9
Total equity	7,258.6	7,253.1
Total liabilities and equity	$21,464.3	$21,206.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2022	2021	2022	2021

Net sales
Reported GAAP net sales	$3,671.2	$3,364.6	$14,187.8	$12,733.1
2021 impact of Purolite on net sales	-	12.0	-	12.0
Non-GAAP adjusted net sales	3,671.2	3,352.6	14,187.8	12,721.1
Effect of foreign currency translation	165.0	(38.6)	285.3	(249.5)
Non-GAAP adjusted fixed currency sales	3,836.2	3,314.0	14,473.1	12,471.6
Effect of acquisitions and divestitures	(155.1)	(34.7)	(580.0)	(137.4)
Non-GAAP acquisition adjusted fixed currency sales	$3,681.1	$3,279.3	$13,893.1	$12,334.2

Cost of sales
Reported GAAP cost of sales	$2,254.9	$2,043.1	$8,831.0	$7,615.8
Special (gains) and charges	8.2	17.7	69.9	93.9
2021 impact of Purolite on cost of sales	-	7.6	-	7.6
Non-GAAP adjusted cost of sales	$2,246.7	$2,017.8	$8,761.1	$7,514.3

Gross profit
Reported GAAP gross profit	$1,416.3	$1,321.5	$5,356.8	$5,117.3
Special (gains) and charges	8.2	17.7	69.9	93.9
2021 impact of Purolite on gross profit	-	4.4	-	4.4
Non-GAAP adjusted gross profit	$1,424.5	$1,334.8	$5,426.7	$5,206.8

Gross margin
Reported GAAP gross margin	38.6%	39.3%	37.8%	40.2%
Non-GAAP adjusted gross margin	38.8%	39.8%	38.2%	40.9%

Operating income
Reported GAAP operating income	$399.2	$387.7	$1,562.5	$1,598.6
Effect of foreign currency translation	31.5	(8.8)	50.1	(47.5)
Non-GAAP fixed currency operating income	430.7	378.9	1,612.6	1,551.1
Special (gains) and charges	103.2	83.6	210.4	196.5
2021 impact of Purolite on operating income	-	3.8	-	3.8
Non-GAAP adjusted fixed currency operating income	533.9	466.3	1,823.0	1,751.4
Effect of acquisitions and divestitures	(22.6)	-	(23.1)	-
Non-GAAP acquisition adjusted fixed currency operating income	$511.3	$466.3	$1,799.9	$1,751.4

Operating income margin
Reported GAAP operating income margin	10.9%	11.5%	11.0%	12.6%
Non-GAAP adjusted fixed currency operating income margin	13.9%	14.1%	12.6%	14.0%
Non-GAAP acquisition adjusted fixed currency operating income margin	13.9%	14.2%	13.0%	14.2%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2022	2021	2022	2021
Other (income) expense
Reported GAAP other (income) expense	$8.1	($6.4)	($24.5)	($33.9)
Special (gains) and charges	25.8	10.6	50.6	37.2
Non-GAAP adjusted other (income) expense	($17.7)	($17.0)	($75.1)	($71.1)

Interest expense, net
Reported GAAP interest expense, net	$69.5	$44.6	$243.6	$218.3
Special (gains) and charges	-	0.8	-	33.1
2021 impact of Purolite on interest expense, net	-	3.5	-	3.5
Non-GAAP adjusted interest expense, net	$69.5	$40.3	$243.6	$181.7

Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$264.4	$301.0	$1,091.7	$1,129.9
Special (gains) and charges, after tax	101.5	74.4	207.3	213.5
Discrete tax net expense (benefit)	(2.3)	(11.7)	(11.8)	5.8
2021 impact of Purolite on net income	-	5.6	-	5.6
Non-GAAP adjusted net income attributable to Ecolab	$363.6	$369.3	$1,287.2	$1,354.8

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$0.93	$1.04	$3.81	$3.91
Special (gains) and charges, after tax	0.35	0.26	0.72	0.74
Discrete tax net expense (benefit)	(0.01)	(0.04)	(0.04)	0.02
2021 impact of Purolite on diluted EPS	-	0.02	-	0.02
Non-GAAP adjusted diluted EPS	$1.27	$1.28	$4.49	$4.69

Provision for Income Taxes
Reported GAAP tax rate	16.2%	12.6%	17.5%	19.1%
Special gains and charges	1.5	2.0	0.5	0.1
Discrete tax items	0.5	2.6	0.7	(0.3)
2021 Purolite tax impacts	-	0.1	-	-
Non-GAAP adjusted tax rate	18.2%	17.3%	18.7%	18.9%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,866.2	$0.0	$1,866.2	$1,634.6	$0.0	$1,634.6
Global Institutional & Specialty	1,156.6	-	1,156.6	1,044.1	-	1,044.1
Global Healthcare & Life Sciences	431.1	(127.4)	303.7	296.8	(12.0)	284.8
Other	354.6	-	354.6	315.8	-	315.8
Corporate	27.7	(27.7)	-	34.7	(34.7)	-
Subtotal at fixed currency rates	3,836.2	(155.1)	3,681.1	3,326.0	(46.7)	3,279.3
Currency impact	(165.0)			38.6
Consolidated reported GAAP net sales	$3,671.2			$3,364.6

Operating Income (loss)
Global Industrial	$283.8	$0.0	$283.8	$266.0	$0.0	$266.0
Global Institutional & Specialty	172.0	-	172.0	155.2	-	155.2
Global Healthcare & Life Sciences	67.7	(41.2)	26.5	28.4	3.8	32.2
Other	59.2	-	59.2	43.1	-	43.1
Corporate	(48.8)	18.6	(30.2)	(30.2)	-	(30.2)
Subtotal at fixed currency rates	533.9	(22.6)	511.3	462.5	3.8	466.3
Special (gains) and charges	103.2			83.6
Reported OI at fixed currency rates	430.7			378.9
Currency impact	(31.5)			8.8
Consolidated reported GAAP operating income	$399.2			$387.7

	Year Ended December 31
	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$6,944.0	($21.0)	$6,923.0	$6,086.8	$0.0	$6,086.8
Global Institutional & Specialty	4,480.0	-	4,480.0	3,908.8	-	3,908.8
Global Healthcare & Life Sciences	1,570.0	(434.9)	1,135.1	1,149.6	(12.0)	1,137.6
Other	1,355.0	-	1,355.0	1,201.0	-	1,201.0
Corporate	124.1	(124.1)	-	137.4	(137.4)	-
Subtotal at fixed currency rates	14,473.1	(580.0)	13,893.1	12,483.6	(149.4)	12,334.2
Currency impact	(285.3)			249.5
Consolidated reported GAAP net sales	$14,187.8			$12,733.1

Operating Income (loss)
Global Industrial	$977.0	($3.4)	$973.6	$985.7	$0.0	$985.7
Global Institutional & Specialty	634.5	-	634.5	545.7	-	545.7
Global Healthcare & Life Sciences	205.0	(106.3)	98.7	152.3	3.8	156.1
Other	212.8	-	212.8	184.0	-	184.0
Corporate	(206.3)	86.6	(119.7)	(120.1)	-	(120.1)
Subtotal at fixed currency rates	1,823.0	(23.1)	1,799.9	1,747.6	3.8	1,751.4
Special (gains) and charges	210.4			196.5
Reported OI at fixed currency rates	1,612.6			1,551.1
Currency impact	(50.1)			47.5
Consolidated reported GAAP operating income	$1,562.5			$1,598.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions)	2022	2021	2022	2021

Cash provided by operating activities	$859.2	$640.9	$1,788.4	$2,061.9
Less: Capital expenditures	(202.8)	(219.2)	(712.8)	(643.0)
Free cash flow	$656.4	$421.7	$1,075.6	$1,418.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (1)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (2)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67	$1.21	$2.88	$0.93	$3.81
Adjustments:
Special (gains) and charges (3)	0.22	0.01	0.23	0.14	0.37	0.35	0.72
Discrete tax expense (benefits) (4)	0.00	0.01	0.02	(0.05)	(0.03)	(0.01)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92	$1.30	$3.22	$1.27	$4.49

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include COVID-19 related inventory write downs and employee-related costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.

(3) Special (gains) and charges for 2022 includes charges of $63.6 million, $2.6 million, $39.6 million and $101.5 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, litigation and other charges and pension settlements.

(4) Discrete tax expenses (benefits) for 2022 includes $1.0 million, $3.7 million, ($14.2) million and ($2.3) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.